EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

UAW Members Ratify Labor Agreement For Dearborn Works

West Chester, OH, December 15, 2017 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 600, have ratified a three-year, seven-month agreement covering about 1,180 hourly production and maintenance employees at the company’s Dearborn (MI) Works. AK Steel said that UAW officials notified the company that the contract was ratified in voting that concluded yesterday. The agreement will be in effect until July 31, 2021.
“We are pleased to have reached an agreement with our hourly employees at Dearborn Works,” said Roger K. Newport, Chief Executive Officer of AK Steel. “This contract positions us well to meet the future needs of our company and our customers, as we continue to drive our sales of value-added and innovative products including our NEXMET™ family of high strength steels for our automotive customers.”
Dearborn Works produces a wide range of hot rolled, cold rolled and coated steel, including hot dip galvanized products and advanced high strength steels for the automotive and other markets. Dearborn Works’ state-of-the-art hot dip galvanizing line upgrade, which was completed in late 2016, includes technology that allows AK Steel to produce coated and cold rolled next generation advanced high strength steels on the same line.
AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot and cold stamping. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 9,400 men and women at manufacturing operations across seven states (Alabama, Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia), as well as Canada and Mexico. Additional information about AK Steel is available at www.aksteel.com.
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